                                    Exhibit 4

              (Information provided as of June 29, 2001 in response
                     to Items 2 through 6 of Schedule 13D)
      Executive Officers and Directors of IDB Development Corporation Ltd.
   who are not Executive Officers or Directors of IDB Holding Corporation Ltd.
      Address is: 3 Azrieli Center, Triangle Tower, Tel Aviv 67023, Israel
                 (citizenship is Israel, unless otherwise noted)


Name and Address         Position              Principal Occupation
----------------         ---------             --------------------
Abraham Ben Joseph       Director              Director of Companies
87 Haim Levanon Street
Ramat Aviv
Tel Aviv, Israel

Avishay Braverman        Director              President of Ben Gurion
11 Jericho Street                              University of the Negev
Beer Sheva, Israel

Yoel Carasso             Director              Director of Companies
33 Maaleh Habanim
Ramat Gan, Israel

Arnon Gafny              Director              Economist
55 Moshe Kol Street
Jerusalem, Israel

Michael Levi             Director              President, Nilit, Ltd.
Textile Fashion Ctr.
2 Kaufman Street
Tel Aviv, Israel

Michael A. Recanati*     Director              Chairman of Orama Partners, Inc.,
590 Fifth Avenue                               Investment Banking Services
New York, New York

Avi Shani                Vice President,       Vice President,
3 Azrieli Center,        Investments and       Investments and
Triangle Tower                Chief Economist  Chief Economist
Tel Aviv, Israel

*    Mr. Recanati is a dual citizen of the United States and Israel.

     Based on information provided to the Reporting Persons, during the past five years, none of the persons listed above has been convicted, or is subject to a judgment, decree or final order, in any of the legal proceedings enumerated in Items 2(d) and 2(e) of Schedule 13D.

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